FOR IMMEDIATE RELEASE

Contact: Evrett W. Benton, President or Bruce J. Mackey Jr., Treasurer at 617-796-8387 www.fivestarqualitycare.com

Five Star Quality Care, Inc. Announces Financial Results for the Quarter Ended March 31, 2004

        Newton, MA (May 10, 2004). Five Star Quality Care, Inc. (AMEX: FVE) today announced its financial results for the quarter ended March 31, 2004, compared to the same period 2003, as follows

(dollars in thousands, except per share amounts):

	Three Months Ended March 31,
	2004	2003

Total Revenues	$151,491	$141,672
Total Expenses	150,533	143,579

Income (loss) from Continuing Operations	958	(1,907)
Loss from Discontinued Operations	(451)	(348)

Net Income (loss)	$507	$(2,255)

Average Shares Outstanding	8,514	8,452

Net Income (loss) per Share from Continuing Operations	$0.11	$(0.23)
Net Income (loss) per Share	$0.06	$(0.27)

        Five Star Quality Care, Inc. is an operator of senior living communities. FVE owns and leases 100 communities with 13,832 living units located in 25 states. These communities include independent and assisted living communities and skilled nursing facilities. FVE is headquartered in Newton, Massachusetts.

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Supplemental information, page 1 of 3

Five Star Quality Care, Inc.

Condensed Consolidated Statement Of Operations
(amounts in thousands, except per share data)

	Quarter Ended March 31, 2004
	2004	2003
Revenues: Net revenues from residents	$147,974	$141,597
Pharmacy revenue	2,167	--
Interest and other income(1)	1,350	75

Total revenues	151,491	141,672

Expenses: Wages and benefits	81,426	77,574
Other operating expenses	38,110	37,296
Management fee to Sunrise Senior Living Services, Inc.	4,633	4,306
Rent to Senior Housing Properties Trust	20,127	18,955
General and administrative	5,118	4,343
Depreciation and amortization	973	819
Interest expense	146	175

Total expenses	150,533	143,579

Income (loss) from continuing operations before income taxes	958	(1,907)

Provision for income taxes	--	--

Income (loss) from continuing operations	958	(1,907)

Loss from discontinued operations	(451)	(348)

Net income (loss)	$507	$(2,255)

Weighted average shares outstanding	8,514	8,452

Income (loss) per share from: Continuing operations	$0.11	$(0.23)
Discontinued operations	(0.05)	(0.04)

Net income (loss) per share	$0.06	$(0.27)

(1)	On January 7, 2004, FVE and Senior Housing Properties Trust, or Senior Housing settled then pending litigation with Marriott International Inc., or Marriott, and Marriott Senior Living Services, Inc., or MSLS. Under the terms of the settlement FVE and Senior Housing, and Marriott and MSLS, agreed to dismiss all claims and counterclaims asserted in the litigation. Also under the terms of the settlement, Marriott paid to FVE and Senior Housing $1,250 each. This settlement is included in other income for the quarter ended March 31, 2004.

Supplemental information, page 2 of 3

Five Star Quality Care, Inc.

Condensed Consolidated Balance Sheet Data
(in thousands, except per share data)

	March 31, 2004	Decemer 31, 2003
Assets Current assets: Cash and cash equivalents	$21,969	$21,236
Accounts receivable, net of reserve	31,613	30,581
Prepaid expenses and other current assets	12,135	7,871

Total current assets	65,717	59,688

Property and equipment, net	31,717	55,484
Other long term assets	35,793	32,198

Total assets	$133,227	$147,370

Liabilities and Shareholders' Equity Current liabilities	$49,488	$58,145
Long term liabilities (2)	18,798	18,417
Mortgage payable (long term)	--	6,381
Shareholders' equity: 8,514,634 common shares outstanding as of March 31, 2004	64,941	64,427

Total liabilities and shareholders' equity	$133,227	$147,370

(2)	Long term liabilities principally include obligations to residents for deposits and prepaid services at the communities which are managed for FVE by Sunrise Senior Living Services, Inc. The non-refundable amounts of these prepayments are amortized into revenues over the period during which the service obligations are expected to be satisfied.

Supplemental information, page 3 of 3

Five Star Quality Care, Inc.

As Reported (includes information from the dates operations by FVE commenced):
	Three months ended March 31
	2004	2003	% Change

Revenues from residents (in 000s)	$147,974	$141,597	+5%
Facility expenses (in 000s)	$119,536	$114,870	+4%
Total expenses (in 000s)	$150,533	$143,579	+5%
No. of facilities (end of period)	100	97	+3
No. of living units (end of period)	13,832	13,689	+1%
Occupancy	88%	90%	-2%
Average daily rate	$135	$128	+5%
Revenue per day per available unit	$119	$114	+4%
Percent of revenue from Medicare / Medicaid	40%	40%	--
Percent of revenues from private / other resources	60%	60%	--

"Same Store" Facilities (facilities FVE operated continuously since 1/1/03):
	Three months ended March 31
	2004	2003	% Change

Revenues from residents (in 000s)	$147,056	$141,597	+4%
Facility expenses (in 000s)	$116,743	$114,870	+2%
No. of facilities (end of period)	97	97	--
No. of living units (end of period)	13,689	13,689	--
Occupancy	88%	90%	-2%
Average daily rate	$134	$128	+5%
Revenue per day per available unit	$118	$114	+4%
Percent of revenues from Medicare / Medicaid	40%	40%	--
Percent of revenues from private / other resources	60%	60%	--